UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2010 (January 27, 2010)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(i)           On January 27, 2010, the Board of Directors ("Board") of Linn Energy, LLC (the "Company") elected Arden L. Walker, Jr. to the office of Senior Vice President and Chief Operating Officer.  Since joining the Company in February 2007, Mr. Walker has served as Senior Vice President-Operations and Chief Engineer.  From April 2006 until he joined the Company in February 2007, Mr. Walker served as Asset Development Manager, San Juan Business Unit for ConocoPhillips Company.  From June 2004 to April 2006, Mr. Walker served as General Manager, Asset Development in San Juan Division for Burlington Resources.  Mr. Walker began his career with El Paso Exploration Company in 1982 and has served in a broad range of engineering, business development and management positions with Burlington Resources since that time.  Mr. Walker is a member of the Society of Petroleum Engineers, Independent Petroleum Association of America and California Independent Petroleum Association.

A copy of the press release announcing Mr. Walker’s appointment is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

(ii)           Also on January 27, 2010, the Compensation Committee of the Board approved 2009 cash bonuses under the Company’s Employee Incentive Compensation Program and grants of restricted units under the Company’s Amended and Restated Long Term Incentive Plan, as amended. The following table sets forth 2009 bonuses and restricted unit grants of each such executive officer that was a named executive officer at the time of filing of the Company’s Proxy Statement relating to its 2009 Annual Meeting of Unitholders.

Name	2009 Bonus	Restricted Unit Grants
Michael C. Linn	$1,185,000	109,091
Mark E. Ellis	$775,000	116,364
Kolja Rockov	$385,000	43,637
Arden L. Walker, Jr.	$270,000	30,910
Charlene A. Ripley	$255,000	29,091

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: January 29, 2010	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary